Exhibit 99.1

Applied Minerals Reports Fourth Quarter and Full Year 2016 Financial Results

NEW YORK, NY-- Applied Minerals, Inc. (OTCQB: AMNL) (the "Company" or "Applied Minerals"), a leading global producer of DRAGONITE™ halloysite clay and AMIRON™ advanced natural iron oxides, has reported its financial results for the fourth quarter and full year ended December 31, 2016.

Financial Highlights

●	Revenue in the fourth quarter of 2016 was $0.9 million, compared to $0.2 million in the fourth quarter of 2015. Revenue for the full year 2016 was $4.0 million, compared to $0.5 million in 2015.
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Cash used in operating activities during fourth quarter of 2016 was $0.8 million, compared to $1.9 million in the fourth quarter of 2015. Cash used in operating activities in the full year 2016 was $2.7 million, compared to $8.6 million in 2015.

Selected Fourth Quarter 2016 Financial Results

During the fourth quarter of 2016, the Company generated revenue of approximately $0.9 million, an increase of approximately $0.7 million when compared to $0.2 million in the fourth quarter of 2015. The increase during the quarter was driven primarily by a $0.8 million of sales of AMIRON™ iron oxide as part of the $5.0 million take-or-pay supply agreement entered into on November 2, 2015.

The Company incurred an operating loss of $1.0 million in the fourth quarter of 2016, an improvement of approximately $1.0 million when compared to $2.0 million in the same period in 2015. The reduction in operating loss was driven primarily by a $0.7 million increase in revenue and a $0.3 million reduction in operating expenses during the fourth quarter of 2016.

Cash used in operating activities during the fourth quarter of 2016 was $0.8 million, a reduction of $1.1 million when compared to $1.9 million during the same period in 2015.

Selected Full Year 2016 Financial Results

In 2016, the Company generated revenue of $4.0 million, an increase of approximately $3.5 million when compared to $0.5 million in 2015. The increase during the period was driven primarily by a $3.2 million increase in sales of AMIRON™ iron oxide as well as a $0.3 million increase in sales of DRAGONITE™ halloysite clay.

The Company incurred an operating loss of $4.6 million in 2016, an improvement $5.3 million when compared to $9.9 million in 2015. The reduction in operating loss was driven primarily by a $3.5 million increase in revenue and a $1.8 million reduction in operating expenses.

Cash used in operating activities in 2016 was $2.7, a reduction of $5.9 million when compared to $8.6 million in 2015.

Business Highlights

As discussed at its Annual Shareholders’ Meeting held in December, 2016, the Company continues to make significant progress towards converting several key commercial opportunities within the molecular sieve, catalyst, plastics, cement additives and flame retardant markets.

The majority of the opportunities discussed at the 2016 Annual Shareholders’ Meeting remain on track to be commercialized during 2017. Below is a list of select commercial opportunities that have experienced the most significant progress since the end of 2016.

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The Company won a new customer for its patented DRAGONITE HP-MB nucleating additive. This Fortune 500 building products manufacturer is using DRAGONITE to reduce the manufacturing cycle time for its injected and blow-molded products by approximately 33%. Based on orders already received during the first quarter of 2017, we believe the current annual revenue opportunity from this customer will be up to $400,000.

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The Company received a truckload order for DRAGONITE from a customer utilizing it in a specialty molecular sieve application. The DRAGONITE is being used to manufacture product to be distributed to end customers as part of the final stages of the commercialization process.

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The Company received commercial orders at an increased rate from a previously announced global specialty chemicals company, which is utilizing DRAGONITE in a specialty zeolite application. Based on orders already received, we believe the current annual revenue opportunity for this customer will be up to $700,000

●	The Company continues to fulfill its take-or-pay agreement for its AMIRON Technical Grade Iron Oxide product to a leading global industrial customer for use in an oilfield application.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

1-949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us